Exhibit 99.1

Horizon Bancorporation Reports Third Quarter Consolidated Earnings

Bradenton, FL, October 7, 2008/PR Newswire -- Horizon Bancorporation, Inc. (OTCBB:HZNB)

Horizon Bancorporation, Inc., parent company of Horizon Bank, today reported third quarter 2008 consolidated earnings of $173 Thousand ($0.10 per fully diluted share). The Company is now $211 Million in assets, which represents a 12% growth rate (annualized) for the first nine months of 2008. The Bank had $168 Million in loans and $167 Million in deposits as of September 30, 2008. Year to date earnings are $711 Thousand ($0.39 per share) versus $1.07 Million ($0.56 per share) for the first nine months of 2007. The Bank opened in the fourth quarter of 1999 and has been profitable every quarter since the second quarter of 2002 (26 consecutive quarters of profitability).

For the third quarter of 2007, net earnings were $357 Thousand. Earnings in the third quarter of 2008 were impacted by a $451 Thousand charge related to a write-down of a mortgage-backed security in the Bank’s investment portfolio. The Bank also added an additional $145 Thousand to the loan loss reserve in the quarter versus a $30 Thousand expense for the third quarter in 2007. For the year the Bank has added $360 Thousand to the loan loss reserve as compared to the $90 Thousand expensed in the first nine months of 2007. These additional charges and expenses were partially off-set by a $267 Thousand gain on the sale of loan servicing which was realized in the third quarter of 2008.

Interest rate margins showed improvement in the third quarter as certificates of deposit re-priced. The Bank was also able to re-finance FHLB borrowings at lower rates during the quarter. The Bank did experience an additional 1% increase as a percentage of assets in non-performing loans for the quarter. This was almost entirely related to one loan relationship that is secured by real estate but necessitated the increase in the loan loss reserve provision. The lost revenue on this loan also had a negative impact on the net interest margin.

Non-performing assets have now increased to $7.0 Million from $3.2 Million at the end of 2007 and the lost interest revenue and related expenses have significantly impacted earnings for the first nine months of 2008 as compared to the like period in 2007. Non-performing loans now total $4.4 Million and other real estate owned (OREO) is $2.6 Million.

Horizon Bank operates three full service branches and four ATMs in Manatee County, Florida (Bradenton and Palmetto). The Bank plans to open a branch in Hillsborough County (Brandon) at the end of 2008 or early 2009 (permitting issues had delayed construction, but all permits are now in place and construction has begun).

Safe Harbor. This news release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations and are subject to risks and uncertainties, which could cause actual results to differ materially from those described in the forward- looking statements. Among these risks are regional and national economic conditions, competitive and regulatory factors, legislative changes, mortgage- interest rates, cost and availability of borrowed funds, our ability to sell mortgages in the secondary market, and housing sales and values. These risks and uncertainties are contained in the Corporation's filings with the Securities and Exchange Commission, available via EDGAR. The company assumes no obligation to update forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such forward-looking statements.